Exhibit 10.16
RESTRICTED STOCK UNIT GRANT AGREEMENT
Effective <DATE>
The Management Compensation Committee (the “Committee”) has selected you to receive a special Restricted Stock Unit award under the Chevron Corporation Long-Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the same meaning as the defined terms in the Chevron Corporation Long-Term Incentive Plan, as amended from time to time. This award is governed by the Plan and is subject to the following special terms:
     1. You have been awarded xx,xxx Restricted Stock Units on <DATE>. The restrictions on the Restricted Stock Units shall lapse and 100% of the Units shall vest on the < > anniversary of the grant date, <DATE>. At vesting, the Restricted Stock Units will be taxable as ordinary income and paid in shares.
     2. No certificate for shares of stock shall be issued at the time the grant is made and you shall have no right to or interest in shares of stock of the Corporation as the result of this grant agreement.
     3. In order to receive full payment of this award you must remain in the employ of the Corporation through <DATE> (the “Full Vesting Date”). The vesting provisions of this paragraph 3 will apply to this Restricted Stock Unit agreement only, and will supersede the vesting provisions of the Plan related to non-qualified stock option and performance share vesting provisions.
     4. You shall be entitled to receive dividend equivalents on your Restricted Stock Units (i.e. an amount equal to the dividends that would have been payable with respect to the Restricted Stock Units if they had been shares of stock of the Corporation) until the respective Restricted Stock Units are paid. Such dividend equivalents shall be converted to additional Restricted Stock Units as of the dividend payment date by dividing the amount of the dividend equivalents by the closing price of a share of stock of the Corporation on the dividend payment date. Such additional Restricted Stock Units shall vest at the same time as the Restricted Stock Units with respect to which the dividend equivalent is paid.
     5. Your Restricted Stock Units shall be paid within 30 days after the date the Restricted Stock Unit award vests. In no event will payment be made more than two and one-half months following the end of the calendar year in which the Restricted Stock Unit award vests. No deferral of the payment date shall be permitted under this Agreement. Payment of such Restricted Stock Units shall be in shares and net of any required tax withholding. Vested Restricted Stock Units shall be valued based on the closing price of a share of stock of the Corporation on the date of vesting.
     6. The Restricted Stock Units representing this award shall be subject to adjustment for Recapitalization in the manner provided in the Plan, as it may be amended from time-to-time.
     7. Prior to distribution of your Restricted Stock Units, if you are terminated by the Corporation for “Misconduct” as defined in the Plan, the awards shall be canceled unless the Committee, in its sole discretion, elects not to cancel such awards. In addition, with respect to any restricted stock units that became vested and paid after the date of your Misconduct: (i) any such payment shall be forfeited and (ii) the Corporation may demand that you pay over to the Corporation any such payment you received.

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     8. This award under this Agreement may not be transferred by you during your lifetime and may not be assigned, pledged or otherwise transferred except by the laws of descent and distribution.
     9. This Agreement shall not confer on you the right to continued employment by the Corporation, nor shall this award interfere in any way with the right of the Corporation to terminate your employment at any time.
     10. This Agreement is not subject to any provisions of the Employee Retirement Income Security Act (ERISA) of 1974.
This award is subject to your signing the enclosed copy of this agreement and returning it in the envelope provided. By accepting this award, you agree to keep this agreement and all of its provisions confidential and not to disclose any parts thereof to third parties, except that information relating to this agreement may be divulged (i) to the extent required by any court order, (ii) to any public authority such as the IRS, (iii) in connection with any tax filing or (iv) to any financial advisors or tax consultants. Please retain the original of this Agreement with your important papers.
Accepted:

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